Exhibit 99.1

Startek® Accepts Final Offer to Acquire Interest in Contact Center Company

DENVER, CO.- - November 10, 2022—Startek, Inc. (NYSE: SRT) announced today that it has accepted a final offer, dated November 9, 2022, by Arabian Internet and Communications Services Company (Solutions) to acquire the Company’s indirect 51 percent ownership interest in Contact Center Company (CCC), which is the Company’s joint venture that operates in the Kingdom of Saudi Arabia. Solutions would also be acquiring the remaining 49 percent ownership interest in CCC held by Saudi Telecom Company (STC). This offer provides for a transaction based on an enterprise value for CCC of SAR 450 million, on debt free and cash free basis, to be paid in cash.

The completion of the proposed acquisition is subject to the negotiation and execution of definitive documentation and satisfaction of the conditions therein, including (i) completion of any required stock exchange and regulatory review, (ii) final approval of the transaction by the board of directors of each of the Company, Solutions and STC and (iii) receipt of various third-party consents. Accordingly, no assurances can be made that the parties will successfully negotiate and enter into a definitive agreement, or that the proposed acquisition will be consummated on the terms or timeframe currently contemplated, or at all.

About Startek®

Startek is a global provider of tech-enabled customer experience (CX) management solutions, digital transformation, and technology services to leading brands. Startek is committed to impacting clients’ business outcomes by enhancing customer experience and digital and AI enablement across all touchpoints and channels. Present in 13 countries, Startek has more than 43,000 CX experts servicing clients across a range of industries, including banking and financial services, insurance, technology, telecom, healthcare, travel and hospitality, e-commerce, consumer goods, retail, energy and utilities. To learn more, visit www.startek.com

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause the actual Startek results to differ materially from those expressed or implied by any such forward-looking statements. Readers are encouraged to review risk factors and all other disclosures appearing in the Company's Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission (SEC) on March 14, 2022, as well as other filings with the SEC, for further information on risks and uncertainties that could affect the Startek business, financial condition and results of operation. Copies of these filings are available from the SEC, the Company’s website orthe Company’s investor relations department. Startek assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

Media Relations

Rebecca Gautrey

Startek

rebecca.gautrey@startek.com

Investor Relations

Cody Cree

Gateway Group, Inc.

+1 949-574-3860

SRT@gatewayir.com